EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Patriot National Bancorp, Inc.:

We consent to the use of our reports dated March 23, 2011, with respect to the consolidated balance sheet of Patriot National Bancorp, Inc. as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP
Stamford, Connecticut
January 27, 2012